As filed with the Securities and Exchange Commission on June 29, 2007.
File No. 333-_____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CHURCHILL DOWNS INCORPORATED
(Exact name of registrant as specified in its charter)

Kentucky	61-0156015
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

700 Central Avenue, Louisville, Kentucky 40208
(Address of Principal Executive Offices)(Zip Code)

Churchill Downs Incorporated 2007 Omnibus Stock Incentive Plan
(Full title of plan)

Robert L. Evans President and Chief Executive Officer Churchill Downs Incorporated 700 Central Avenue Louisville, Kentucky 40208
(Name and address of agent for service)

(502) 636-4400
(Telephone number, including area code, of agent for service)

Copy to:
Caryn F. Price Wyatt, Tarrant & Combs, LLP 500 W. Jefferson Street, Suite 2800 Louisville, Kentucky 40202 (502) 589-5235

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)
Common Stock, no par value and associated Preferred Share Purchase Rights(2)	1,630,000 shares(3)	$51.1735	$83,412,805	$2,560.77

(1)
Estimated solely for the purpose of computing the registration fee pursuant to Rule 457.  The maximum offering price per share is based on the average of the high and low sale price of the Common Stock as reported by the Nasdaq Global Market on June 26, 2007, pursuant to Rule 457(c).

(2)	The Preferred Share Purchase Rights, prior to the occurrence of certain events, are not evidenced separately from the Common Stock.

(3)
The registrant also registers hereby such indeterminate number of additional shares as may be required to cover antidilutive adjustments under the Churchill Downs Incorporated 2007 Omnibus Stock Incentive Plan.

 Exhibit Index on Page 8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The registrant hereby incorporates the following documents in this Registration Statement:

(a)  The registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and the portions of the registrant’s Proxy Statement for the 2007 Annual Shareholders’ Meeting incorporated by reference therein.

(b)        The registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007.

(c)  The registrant’s Current Reports on Form 8-K filed January 17, 2007, January 18, 2007, February 12, 2007, March 7, 2007, March 20, 2007, May 2, 2007, and June 12, 2007.

(d)  The description of the registrant’s common stock, no par value (the “Common Stock”), which is contained in the registrant’s Current Report on Form 8-K filed December 14, 1998 and the registrant’s Current Report on Form 8-K filed July 29, 2005, pursuant to Section 13 of the Securities Exchange Act of 1934, and any amendment or report filed for the purpose of updating such description.

(e)   The description of the registrant’s Preferred Share Purchase Rights contained in the registrant’s Registration Statement on Form 8-A filed March 20, 1998, pursuant to Section 12(g) of the 1934 Act, as amended on Form 8-A/A filed June 30, 2000 and as amended on Form 8-A/A filed September 14, 2000.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all of the shares of the Common Stock offered have been sold or which deregisters all of the shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Article XI of the registrant’s Amended and Restated Articles of Incorporation, as amended, limits the liability of directors of the registrant pursuant to the Kentucky Business Corporation Act. Under this article, directors generally are personally liable to the registrant or its shareholders for monetary damages only in transactions involving conflicts of interest or improper personal benefit for a director, intentional misconduct, known violations of law, or unlawful distributions.

The Amended and Restated Bylaws of the registrant require the registrant to indemnify and hold harmless each director and officer and permit the registrant to indemnify and hold harmless any other employee or agent of the registrant who is, was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal by reason of the fact that he is or was a director, officer, employee or agent of the registrant, or while a director, officer, employee or agent of the registrant, is or was serving the registrant or any other legal entity in any capacity (including, without limitation, as a director, officer, partner, manager, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, employee benefit plan or other enterprise) at the request of the registrant, against all liability and loss suffered and expenses (including any obligation to pay a judgment, settlement, penalty or fine) incurred by such person to the fullest extent permitted by law.

The Amended and Restated Bylaws of the registrant further provide that the registrant shall pay expenses (including attorneys’ fees) incurred by an officer or director in defending any proceeding in advance of its final disposition, provided, however, that the payment of such expenses shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it shall ultimately be determined that the person is not entitled to be indemnified.

The circumstances under which Kentucky law requires or permits a corporation to indemnify its directors, officers, employees and/or agents are set forth at KRS 271B.8-500, et seq.  Generally, under KRS 271B.8-500 et seq., a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if:

(1)	he conducted himself in good faith; and

(2)	he reasonably believed

(a)	in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and

(b)	in all other cases, that his conduct was at least not opposed to its best interests.

(3)	in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

A corporation may not indemnify a director:

(1)	in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

(2)
in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

Indemnification permitted in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

In addition, the registrant maintains directors’ and officers’ liability insurance covering certain liabilities which may be incurred by the directors and officers of the registrant in connection with the performance of their duties.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The Exhibits listed on the Exhibit Index appearing on page 8 of this Registration Statement are hereby incorporated by reference.

Item 9.  Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, State of Kentucky, on the 28th day of June, 2007.

CHURCHILL DOWNS INCORPORATED

By:    /s/ Robert L. Evans
                                    Robert L. Evans
                                    President and Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert L. Evans and Rebecca C. Reed, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him and her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments and post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on the 28th day of June, 2007 in the capacities indicated.

/s/ Carl F. Pollard	Chairman of the Board (Director)
Carl F. Pollard

/s/ Robert L. Evans	President and Chief Executive Officer (Director and Principal Executive Officer)
Robert L. Evans

/s/ Michael W. Anderson	Vice President, Corporate Finance and Treasurer (Principal Financial and Accounting Officer)
Michael W. Anderson

/s/ Leonard S. Coleman, jr.	Director
Leonard S. Coleman, Jr.

/s/ Craig J. Duchossois	Director
Craig J. Duchossois

/s/ Richard L. Duchossois	Director
Richard L. Duchossois

/s/ Robert L. Fealy	Director
Robert L. Fealy

/s/ J. David Grissom	Director
J. David Grissom

/s/ Seth W. Hancock	Director
Seth W. Hancock

/s/ Daniel P. Harrington	Director
Daniel P. Harrington

/s/ G. Watts Humphrey, Jr.	Director
G. Watts Humphrey, Jr.

/s/ Susan Elizabeth Packard	Director
Susan Elizabeth Packard

/s/ Darrell R. Wells	Director
Darrell R. Wells

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit	Page
4(a)
Articles of Incorporation of the registrant, as amended (incorporated herein by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed July 29, 2005) (Commission File No. 0-1469)

4(b)
Amended and Restated Bylaws of the registrant (incorporated herein by reference to Exhibit 3(b) to the registrant’s Report on Form 10-K for the year ended December 31, 2005) (Commission File No. 0-1469).

4(c)	Specimen Stock Certificate (incorporated herein by reference to Exhibit 4(d) to the registrant’s Registration Statement on Form S-8, File No. 33-85012).
4(d) 4(e)
Rights Agreement dated as of March 19, 1998, between the registrant and Fifth Third Bank as Rights Agent (incorporated herein by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed on March 20, 1998, Exhibit 4.1 to the registrant’s Registration Statement on Form 8-A/A filed June 30, 2000 and Exhibit 4.1 to the registrant’s Registration Statement on Form 8-A/A filed September 14, 2000) (Commission File No. 0-1469).
Amended and Restated Credit Agreement among Churchill Downs Incorporated, the guarantor party thereto, the Lender party thereto and JP Morgan Chase Bank, N.A., as agent and collateral agent, with PNC Bank, National Association, as Syndication Agent and National City Bank of Kentucky as Documentation Agent, dated September 23, 2005, as amended by Amendment No. 1 to Amended and Restated Credit Agreement dated May 2, 2007 (incorporated herein by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed September 29, 2005 and Exhibit 10.1 to the registrant's Current Report on Form 8-K filed May 2, 2007) (Commission File No. 0-1469).

4(f)	Churchill Downs Incorporated 2007 Omnibus Stock Incentive Plan (incorporated herein by reference to Exhibit A to the registrant’s Schedule 14A filed April 30, 2007) (Commission File No. 0-1469).

5	Opinion of Wyatt, Tarrant & Combs, LLP as to the legality of the shares being registered.	10

23(a)	Consent of Wyatt, Tarrant & Combs, LLP (contained in Exhibit 5).
23(b)	Consent of PricewaterhouseCoopers LLP.	12
24	Power of Attorney (precedes signatures).